The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports First-Quarter 2019 Results

Cincinnati, April 24, 2019 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	First-quarter 2019 net income of $695 million, or $4.22 per share, compared with a net loss of $31 million, or 19 cents per share, in the first quarter of 2018.

•	$52 million or 43% increase in non-GAAP operating income* to $172 million, or $1.05 per share, compared with $120 million, or 72 cents per share, in the first quarter of last year.

•
$726 million increase in first-quarter 2019 net income, primarily due to the after-tax net effect of a $674 million increase in net investment gains and a $49 million increase in after-tax property casualty underwriting income.

•	$52.88 book value per share at March 31, 2019, a record high, up $4.78 or 9.9% since year-end.

•	11.1% value creation ratio for the first three months of 2019, compared with negative 2.7% for the 2018 period.
Financial Highlights

(Dollars in millions, except per share data)	Three months ended March 31,
	2019	2018	% Change
Revenue Data
Earned premiums	$1,333	$1,260	6
Investment income, net of expenses	157	150	5
Total revenues	2,159	1,224	76
Income Statement Data
Net income (loss)	$695	$(31)	nm
Investment gains and losses, after-tax	523	(151)	nm
Non-GAAP operating income*	$172	$120	43
Per Share Data (diluted)
Net income (loss)	$4.22	$(0.19)	nm
Investment gains and losses, after-tax	3.17	(0.91)	nm
Non-GAAP operating income*	$1.05	$0.72	46

Book value	$52.88	$48.42	9
Cash dividend declared	$0.56	$0.53	6
Diluted weighted average shares outstanding	164.6	164.0	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 1Q19 Release 1

Insurance Operations First-Quarter Highlights

•	93.0% first-quarter 2019 property casualty combined ratio, down from 97.9% for the first quarter of 2018.

•	10% growth in first-quarter net written premiums, reflecting price increases and premium growth initiatives.

•
$181 million first-quarter 2019 property casualty new business written premiums, up 14%. Agencies appointed since the beginning of 2018 contributed $10 million or 6% of total new business written premiums.

•	$10 million of life insurance subsidiary net income, down $3 million from the first quarter of 2018, and 10% growth in first-quarter 2019 term life insurance earned premiums.
Investment and Balance Sheet Highlights

•	5% or $7 million increase in first-quarter 2019 pretax investment income, including a 10% increase for stock portfolio dividends and a 1% increase for bond interest income.

•	Three-month increase of 6% in fair value of total investments at March 31, 2019, including an 11% increase for the stock portfolio and a 3% increase for the bond portfolio.

•	$2.678 billion parent company cash and marketable securities at March 31, 2019, up 8% from year-end 2018.

Profits on the Rise
Steven J. Johnston, president and chief executive officer, commented: “Non-GAAP operating income increased 43% over the same quarter a year ago, reaching $172 million on steady contributions from our underwriting and investment operations. Pretax investment income rose $7 million in the first quarter as dividends from our equity portfolio increased 10% and bond interest income grew 1%.
“Although our insurance operations experienced an increase in weather-related catastrophe losses of 1.4 percentage points over the first-quarter of 2018, our continued focus on improving profitability through pricing precision and our emphasis on growing lines less prone to catastrophe losses helped lower our combined ratio nearly 5 points to 93.0%.”
Initiatives Gaining Momentum
“We’re pleased with the progress of our growth initiatives and the premium increases reported by each of our property casualty segments. Consolidated property casualty first-quarter net written premiums grew 10%, including healthy new business of $181 million. Commercial lines pricing continued to rise on average at a low-single-digit percentage rate. Personal lines increases averaged high-single-digit rates – similar to the fourth quarter of 2018, while excess and surplus lines pricing increases averaged a low-single-digit rate.
“The main driver for our growth continues to come from the excellent relationships we develop with our agencies. So far this year, we’ve appointed 22 agencies that sell most or all of our property casualty products and another 24 for personal lines only.
“As Cincinnati ReSM matures in the marketplace, we are seeing an increase in reinsurance contracts submitted for our review. While keeping our eye on profitability, we were able to take advantage of those increased options, participating in contracts with favorable terms. Cincinnati Re contributed 3% of the growth in total net written premiums for the quarter.
“The integration of our recent acquisition of MSP Underwriting Limited continues smoothly. With just one month’s information folded into our consolidated results, it increased our total net written premiums for the quarter 2%, compared with a year ago. We continue to believe the future prospects for this business are bright.”
Book Value Reaches Record High
“Compared with year-end 2018, the investment markets rebounded nicely in the first quarter. That upward momentum resulted in a 25% first-quarter increase in appreciated value of equity securities we still hold.
“With both our insurance and investment operations producing favorable results, book value reached a record high of $52.88, an increase of 9.9% since the end of 2018, and consolidated cash and total investments again topped $18 billion. Our ample capital allows us to execute on our long-term strategies and, at the same time, continue to pay dividends to shareholders.
“Our value creation ratio, which considers the dividends we pay as well as growth in book value, was 11.1% for the first quarter, up from negative 2.7% for the same period one year ago.”

CINF 1Q19 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended March 31,
	2019	2018	% Change
Earned premiums	$1,267	$1,200	6
Fee revenues	3	3	0
Total revenues	1,270	1,203	6

Loss and loss expenses	790	791	0
Underwriting expenses	389	383	2
Underwriting profit	$91	$29	214

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	62.3%	66.0%	(3.7)
Underwriting expenses	30.7	31.9	(1.2)
Combined ratio	93.0%	97.9%	(4.9)

			% Change
Agency renewal written premiums	$1,130	$1,083	4
Agency new business written premiums	181	159	14
Other written premiums	70	16	338
Net written premiums	$1,381	$1,258	10

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	62.0%	64.9%	(2.9)
Current accident year catastrophe losses	5.6	5.0	0.6
Prior accident years before catastrophe losses	(5.5)	(3.3)	(2.2)
Prior accident years catastrophe losses	0.2	(0.6)	0.8
Loss and loss expense ratio	62.3%	66.0%	(3.7)

Current accident year combined ratio before catastrophe losses	92.7%	96.8%	(4.1)

•
$123 million or 10% growth of first-quarter 2019 property casualty net written premiums, reflecting premium growth initiatives and price increases. Growth included contributions of 3% from Cincinnati Re and 2% from MSP Underwriting Limited.

•
$22 million or 14% increase in first-quarter 2019 new business premiums written by agencies. The first-quarter growth included a $10 million increase in standard market property casualty production from agencies appointed since the beginning of 2018.

•	46 new agency appointments in the first three months of 2019, including 24 that market only our personal lines products.

•	4.9 percentage-point improvement in the first-quarter 2019 combined ratio, despite an increase of 1.4 points for losses from natural catastrophes.

•	5.3 percentage-point first-quarter 2019 benefit from favorable prior accident year reserve development of $67 million, compared with 3.9 points or $48 million for first-quarter 2018.

•
2.9 percentage-point decrease, to 62.0%, for the three-month 2019 ratio of current accident year losses and loss expenses before catastrophes, including a decrease of 1.1 points in the ratio for current accident year losses of $1 million or more per claim, and lower noncatastrophe weather-related losses representing approximately 2 points of the decrease.

•
1.2 percentage-point decrease in the first-quarter 2019 underwriting expense ratio, compared with the same period of 2018, at a level generally in line with our longer-term historical average and reflecting higher earned premiums and ongoing expense management.

CINF 1Q19 Release 3

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2019	2018	% Change
Earned premiums	$810	$790	3
Fee revenues	1	2	(50)
Total revenues	811	792	2

Loss and loss expenses	481	519	(7)
Underwriting expenses	254	258	(2)
Underwriting profit	$76	$15	407

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	59.4%	65.6%	(6.2)
Underwriting expenses	31.4	32.7	(1.3)
Combined ratio	90.8%	98.3%	(7.5)

			% Change
Agency renewal written premiums	$799	$771	4
Agency new business written premiums	120	104	15
Other written premiums	(23)	(21)	(10)
Net written premiums	$896	$854	5

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	63.0%	66.2%	(3.2)
Current accident year catastrophe losses	4.1	3.8	0.3
Prior accident years before catastrophe losses	(6.9)	(3.5)	(3.4)
Prior accident years catastrophe losses	(0.8)	(0.9)	0.1
Loss and loss expense ratio	59.4%	65.6%	(6.2)

Current accident year combined ratio before catastrophe losses	94.4%	98.9%	(4.5)

•	$42 million or 5% increase in first-quarter 2019 commercial lines net written premiums, including higher renewal and new business written premiums.

•
$28 million or 4% increase in first-quarter renewal written premiums, with commercial lines average renewal pricing increases in the low-single-digit percent range, and including commercial auto increases in the high-single-digit range.

•	$16 million or 15% increase in first-quarter 2019 new business written by agencies, reflecting growth for each major line of business except workers’ compensation.

•	7.5 percentage-point first-quarter 2019 combined ratio improvement, including an increase of 0.4 points for losses from natural catastrophes.

•	7.7 percentage-point first-quarter 2019 benefit from favorable prior accident year reserve development of $62 million, compared with 4.4 points or $35 million for first-quarter 2018.

CINF 1Q19 Release 4

Personal Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2019	2018	% Change
Earned premiums	$344	$325	6
Fee revenues	1	1	0
Total revenues	345	326	6

Loss and loss expenses	250	238	5
Underwriting expenses	99	97	2
Underwriting loss	$(4)	$(9)	56

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	72.5%	73.3%	(0.8)
Underwriting expenses	28.8	29.9	(1.1)
Combined ratio	101.3%	103.2%	(1.9)

			% Change
Agency renewal written premiums	$282	$264	7
Agency new business written premiums	35	39	(10)
Other written premiums	(8)	(6)	(33)
Net written premiums	$309	$297	4

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	60.6%	64.5%	(3.9)
Current accident year catastrophe losses	10.9	9.0	1.9
Prior accident years before catastrophe losses	(1.4)	(0.1)	(1.3)
Prior accident years catastrophe losses	2.4	(0.1)	2.5
Loss and loss expense ratio	72.5%	73.3%	(0.8)

Current accident year combined ratio before catastrophe losses	89.4%	94.4%	(5.0)

•
$12 million or 4% increase in first-quarter 2019 personal lines net written premiums, driven by higher renewal written premiums that benefited from rate increases averaging in the high-single-digit percent range, including personal auto increases near the high end of the high-single-digit range. Net written premiums from our agencies’ high net worth clients grew 20%.

•	$4 million decrease in first-quarter 2019 new business written by agencies, reflecting pricing discipline.

•	1.9 percentage-point first-quarter 2019 combined ratio improvement, despite an increase of 4.4 points for losses from natural catastrophes.

•
$3 million of first-quarter 2019 unfavorable prior accident year reserve development, largely from our homeowner line of business, compared with $1 million of favorable development for the first quarter of 2018.

CINF 1Q19 Release 5

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended March 31,
	2019	2018	% Change
Earned premiums	$63	$56	13
Fee revenues	1	—	nm
Total revenues	64	56	14

Loss and loss expenses	33	21	57
Underwriting expenses	20	17	18
Underwriting profit	$11	$18	(39)

Ratios as a percent of earned premiums:			Pt. Change
Loss and loss expenses	51.5%	39.3%	12.2
Underwriting expenses	32.0	29.5	2.5
Combined ratio	83.5%	68.8%	14.7

			% Change
Agency renewal written premiums	$49	$48	2
Agency new business written premiums	26	16	63
Other written premiums	(4)	(3)	(33)
Net written premiums	$71	$61	16

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	55.5%	54.6%	0.9
Current accident year catastrophe losses	0.3	1.8	(1.5)
Prior accident years before catastrophe losses	(4.2)	(17.2)	13.0
Prior accident years catastrophe losses	(0.1)	0.1	(0.2)
Loss and loss expense ratio	51.5%	39.3%	12.2

Current accident year combined ratio before catastrophe losses	87.5%	84.1%	3.4

•
$10 million or 16% increase in first-quarter 2019 excess and surplus lines net written premiums, including higher renewal written premiums that benefited from rate increases averaging in the low-single-digit percent range.

•
$10 million increase in first-quarter new business written by agencies, reflecting more opportunities in the marketplace for insurance companies to obtain higher premium rates, plus our additional marketing efforts.

•	14.7 percentage-point first-quarter 2019 combined ratio increase, primarily due to a lower amount of favorable prior accident year reserve development.

•	4.3 percentage-point first-quarter 2019 benefit from favorable prior accident year reserve development of $2 million, compared with 17.1 points or $10 million for first-quarter 2018.

CINF 1Q19 Release 6

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended March 31,
	2019	2018	% Change
Term life insurance	$45	$41	10
Universal life insurance	10	9	11
Other life insurance, annuity, and disability income products	11	10	10
Earned premiums	66	60	10
Investment income, net of expenses	38	38	0
Investment gains and losses, net	(1)	—	nm
Fee revenues	1	1	0
Total revenues	104	99	5
Contract holders’ benefits incurred	70	63	11
Underwriting expenses incurred	22	20	10
Total benefits and expenses	92	83	11
Net income before income tax	12	16	(25)
Income tax	2	3	(33)
Net income of the life insurance subsidiary	$10	$13	(23)

•	$6 million or 10% increase in first-quarter 2019 earned premiums, including a 10% increase for term life insurance, our largest life insurance product line.

•
$3 million or 23% decrease in three-month 2019 life insurance subsidiary net income, primarily due to less favorable effects from the unlocking of actuarial assumptions and a net investment loss for the 2019 period.

•	$69 million or 7% three-month 2019 increase to $1.126 billion in GAAP shareholders’ equity for the life insurance subsidiary, primarily from an increase in unrealized investment gains.

CINF 1Q19 Release 7

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended March 31,
	2019	2018	% Change
Investment income, net of expenses	$157	$150	5
Investment interest credited to contract holders’	(24)	(24)	0
Investment gains and losses, net	663	(191)	nm
Investments profit	$796	$(65)	nm

Investment income:
Interest	$111	$110	1
Dividends	46	42	10
Other	3	1	200
Less investment expenses	3	3	0
Investment income, pretax	157	150	5
Less income taxes	24	23	4
Total investment income, after-tax	$133	$127	5

Investment returns:
Average invested assets plus cash and cash equivalents	$17,924	$17,242
Average yield pretax	3.50%	3.48%
Average yield after-tax	2.97	2.95
Effective tax rate	15.5	15.4
Fixed-maturity returns:
Average amortized cost	$10,689	$10,339
Average yield pretax	4.15%	4.26%
Average yield after-tax	3.46	3.56
Effective tax rate	16.7	16.3

•	$7 million or 5% rise in first-quarter 2019 pretax investment income, including a 10% increase in equity portfolio dividends and a 1% increase in interest income.

•
$905 million first-quarter 2019 pretax total investment gains, summarized on the table below. Changes in unrealized gains or losses reported in other comprehensive income, in addition to investment gains and losses reported in net income, are useful for evaluating total investment performance over time and are major components of changes in book value and the value creation ratio.

(Dollars in millions)	Three months ended March 31,
	2019	2018
Investment gains and losses on equity securities sold, net	$4	$3
Unrealized gains and losses on equity securities still held, net	652	(198)
Investment gains and losses on fixed-maturity securities, net	2	4
Other	5	—
Subtotal - investment gains and losses reported in net income	663	(191)
Change in unrealized investment gains and losses - fixed maturities	242	(221)
Total	$905	$(412)

CINF 1Q19 Release 8

Balance Sheet Highlights

(Dollars in millions, except share data)	At March 31,	At December 31,
	2019	2018
Total investments	$17,864	$16,732
Total assets	23,352	21,935
Short-term debt	32	32
Long-term debt	788	788
Shareholders’ equity	8,630	7,833
Book value per share	52.88	48.10
Debt-to-total-capital ratio	8.7%	9.5%

•	$18.666 billion in consolidated cash and total investments at March 31, 2019, an increase of 7% from $17.516 billion at year-end 2018.

•
$11.022 billion bond portfolio at March 31, 2019, with an average rating of A2/A. Fair value increased $333 million during the first quarter of 2019, including $19 million in net purchases of fixed-maturity securities.

•
$6.571 billion equity portfolio was 36.8% of total investments, including $3.190 billion in appreciated value before taxes at March 31, 2019. First-quarter 2019 increase in fair value of $651 million or 11%.

•
$5.169 billion of statutory surplus for the property casualty insurance group at March 31, 2019, up $250 million from $4.919 billion at year-end 2018, after declaring $200 million in dividends to the parent company. For the 12 months ended March 31, 2019, the ratio of net written premiums to surplus was 1.0-to-1, matching year-end 2018.

•
$4.78 three-month 2019 increase in book value per share, including additions of $1.05 from net income before investment gains, $4.36 from investment portfolio net investment gains or changes in unrealized gains for fixed-maturity securities, partially offset by deductions of $0.56 from dividends declared to shareholders and $0.07 for other items.

•
Value creation ratio of 11.1% for the first three months of 2019, including 2.2% from net income before investment gains, which includes underwriting and investment income, 9.1% from investment portfolio net investment gains and changes in unrealized gains for fixed-maturity securities, in addition to negative 0.2% from other items.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 1Q19 Release 9

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2018 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 33.
Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•	Our inability to integrate MSP and its subsidiaries into our on-going operations, or disruptions to our on-going operations due to such integration

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•
Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business; disrupt our relationships with agents, policyholders and others; cause reputational damage, mitigation expenses and data loss and expose us to liability under federal and state laws

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

CINF 1Q19 Release 10

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 1Q19 Release 11

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)	March 31,	December 31,
	2019	2018
Assets
Investments	$17,864	$16,732
Cash and cash equivalents	802	784
Premiums receivable	1,785	1,644
Reinsurance recoverable	527	484
Deferred policy acquisition costs	751	738
Other assets	1,623	1,553
Total assets	$23,352	$21,935

Liabilities
Insurance reserves	$8,728	$8,486
Unearned premiums	2,717	2,516
Deferred income tax	817	627
Long-term debt and lease obligations	845	834
Other liabilities	1,615	1,639
Total liabilities	14,722	14,102

Shareholders’ Equity
Common stock and paid-in capital	1,674	1,678
Retained earnings	8,229	7,625
Accumulated other comprehensive income	210	22
Treasury stock	(1,483)	(1,492)
Total shareholders' equity	8,630	7,833
Total liabilities and shareholders' equity	$23,352	$21,935

(Dollars in millions, except per share data)	Three months ended March 31,
	2019	2018
Revenues
Earned premiums	$1,333	$1,260
Investment income, net of expenses	157	150
Investment gains and losses, net	663	(191)
Other revenues	6	5
Total revenues	2,159	1,224

Benefits and Expenses
Insurance losses and contract holders' benefits	860	854
Underwriting, acquisition and insurance expenses	411	403
Interest expense	13	13
Other operating expenses	8	4
Total benefits and expenses	1,292	1,274

Income (Loss) Before Income Taxes	867	(50)

Provision (Benefit) for Income Taxes	172	(19)

Net Income (Loss)	$695	$(31)

Per Common Share:
Net income (loss)—basic	$4.27	$(0.19)
Net income (loss)—diluted	4.22	(0.19)

CINF 1Q19 Release 12

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules for insurance company regulation in the United States of America as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP results to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

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Non-GAAP operating income: Non-GAAP operating income is calculated by excluding investment gains and losses (defined as investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses on fixed-maturity securities sold in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses are recognized from certain changes in market values of securities without actual realization. Management believes that the level of investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.

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Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segments plus our reinsurance assumed operations known as Cincinnati Re and our London-based global specialty underwriter known as MSP Underwriting Limited.

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Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus investment gains and losses, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

CINF 1Q19 Release 13

Cincinnati Financial Corporation

Net Income (Loss) Reconciliation

(Dollars in millions, except per share data)	Three months ended March 31,
	2019	2018
Net income (loss)	$695	$(31)
Less:
Investment gains and losses, net	663	(191)
Income tax on investment gains and losses	(140)	40
Investment gains and losses, after-tax	523	(151)
Non-GAAP operating income	$172	$120

Diluted per share data:
Net income (loss)	$4.22	$(0.19)
Less:
Investment gains and losses, net	4.02	(1.16)
Income tax on investment gains and losses	(0.85)	0.25
Investment gains and losses, after-tax	3.17	(0.91)
Non-GAAP operating income	$1.05	$0.72

Property Casualty Insurance Reconciliation
(Dollars in millions)	Three months ended March 31, 2019
	Consolidated	Commercial	Personal	E&S	Other*
Premiums:
Written premiums	$1,381	$896	$309	$71	$105
Unearned premiums change	(114)	(86)	35	(8)	(55)
Earned premiums	$1,267	$810	$344	$63	$50

Underwriting profit (loss)	$91	$76	$(4)	$11	$8

(Dollars in millions)	Three months ended March 31, 2018
Premiums:
Written premiums	$1,258	$854	$297	$61	$46
Unearned premiums change	(58)	(64)	28	(5)	(17)
Earned premiums	$1,200	$790	$325	$56	$29

Underwriting profit (loss)	$29	$15	$(9)	$18	$5

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.
*Included in Other are the results of Cincinnati Re and our London-based global specialty underwriter known as MSP, which was acquired on February 28, 2019.

CINF 1Q19 Release 14

Life Insurance Reconciliation

(Dollars in millions)	Three months ended March 31,
	2019	2018
Net income of the life insurance subsidiary	$10	$13
Investment gains and losses, net	(1)	—
Income tax on investment gains and losses	—	—
Non-GAAP operating income	11	13

Investment income, net of expenses	(38)	(38)
Investment income credited to contract holders’	24	24
Income tax excluding tax on investment gains and losses, net	2	3
Life insurance segment profit (loss)	$(1)	$2

CINF 1Q19 Release 15

Cincinnati Financial Corporation
Other Measures

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Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this measure is useful, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

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Written premium: Under statutory accounting rules in the U.S., property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. The difference between written and earned premium is unearned premium.

Value Creation Ratio Calculations

(Dollars are per share)	Three months ended March 31,
	2019	2018
Value creation ratio:
End of period book value*	$52.88	$48.42
Less beginning of period book value	48.10	50.29
Change in book value	4.78	(1.87)
Dividend declared to shareholders	0.56	0.53
Total value creation	$5.34	$(1.34)

Value creation ratio from change in book value**	9.9%	(3.7)%
Value creation ratio from dividends declared to shareholders***	1.2	1.0
Value creation ratio	11.1%	(2.7)%

* Book value per share is calculated by dividing end of period total shareholders' equity by end of period shares outstanding
** Change in book value divided by the beginning of period book value
*** Dividend declared to shareholders divided by beginning of period book value

CINF 1Q19 Release 16